Exhibit 99.1

News Release:
FOR IMMEDIATE RELEASE

Exactech Signs New $40 Million Revolving Line of Credit

GAINESVILLE, Fla. — June 16, 2008 — Exactech Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today it has signed a new $40 million syndicated line of credit.

The secured credit revolver will be available to fund future acquisitions, refinance debt, and provide for capital expenditures and working capital. SunTrust Bank served as lead agent with participation by Compass Bank. The new credit facility matures in five years.

Exactech CEO Bill Petty said, “This multi-year facility provides the financial flexibility for Exactech to continue to execute our strategic plan. We look forward to further developing our relationship with these two banks and are pleased that we were able to expand and extend our main credit facility under these terms.”

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.